UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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JBG SMITH PROPERTIES

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Management Letter

April 9, 2025

Fellow Shareholders:

As the members of the compensation committee (the “Committee” or “we”) of the Board of Trustees of JBG SMITH Properties (the “Company” or “JBG SMITH”), we are providing this supplement to the Company’s 2025 Proxy Statement to clarify the changes we have implemented within our compensation program in response to the valuable shareholder feedback we received during last year’s shareholder engagement process as well as to respond to ISS’s recommendation against our Proposal 2: Advisory Vote on Executive Compensation (the “Say-on-Pay Proposal”). We encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis section of the Company’s 2025 Proxy Statement, before you cast your vote on our Say-On-Pay Proposal.

Before explaining why we believe shareholders should support our Say-On-Pay Proposal, we want to emphasize how deep in our Company our equity incentive program goes and its importance for employee retention. In addition to our named executive officers, there are over 120 participants in our equity incentive program and several of these participants, including our Chief Executive Officer and Chief Investment Officer, elect to take all or significant portions of their short-term cash bonuses in the form of time-based LTIP Units. ISS’s recommendation against our Say-On-Pay Proposal relies primarily on our reset of the book-up price (described below) for time-based LTIP Units; to clarify, these are not performance-based units. We reset the book-up price solely to address a tax requirement applicable to this form of equity award, and this reset did not change the decline in economic value of the LTIP Units since the grant date. Furthermore, the total additional non-cash compensation expense incurred across the more than 120 equity incentive program participants impacted was less than 1.5% of the grant date fair value of equity awards issued during the period when the impacted awards were granted.

ISS Recommendations

As a result of comprehensive shareholder engagement efforts in 2024 led by a member of our Board of Trustees and incorporating shareholder feedback across our compensation program that resulted in a number of positive changes, ISS’s March 27, 2025 report stated that “the Committee demonstrated sufficient responsiveness to shareholder concerns following last year’s Say-on-Pay vote,” and as a result, ISS recommended a vote FOR all trustee nominees included under Proposal 1: Election of Trustees. Simply stated, we listened, and we acted to address our shareholders’ concerns. Specifically, it was noted that:

i)	Shareholder engagement details and shareholder feedback are disclosed,
ii)	Trustees participated in shareholder engagements, and
iii)	Meaningful changes were made to address shareholders’ concerns, including:
●	reducing the performance period for the AO LTIP Units,
●	incorporating new LTIP performance metrics (post-vest holding period),
●	increasing the band around target in the bonus plan to require a higher degree of outperformance for maximum payout to be achieved,
●	improving the Net Operating Income (“NOI”) short-term incentive disclosure, and
●	the Committee using its discretion to reduce the 2024 short-term incentive bonus payment below the amount earned.

Nonetheless, ISS recommended against our Say-on-Pay Proposal primarily due to what it labels an amendment to in-flight equity awards to executives that it considers a “problematic practice.”

Committee Response

While the Committee reset the “book-up price” (described below) for certain outstanding time-based LTIP Units in May 2024, it did not alter any performance goals or vesting conditions, and in fact, included a new two-year holding period. Only our time-based awards, which vest solely based on continued employment, were impacted by this reset, and the reset pertains solely to the conversion price or “book-up” requirement – a practice that has been implemented at other REITs without any ISS criticism and shareholder support. To further clarify the change, it should be noted that this reset:

i)	Did not result in a repricing of the LTIP Units,
ii)	Did not change the number of LTIP Units awarded,
iii)	Did not change the decline in economic value of the LTIP Units from the date of grant, and
iv)	Did not change the one-for-one redemption ratio of the existing LTIP Units for OP Units.

Thus, there was no change in the value that an employee would realize upon receiving shares in exchange for LTIP Units and, therefore, no additional dilution to shareholders. Additionally, while the Company recorded a non-cash expense related to the book-up reset, that expense was less than 1.5% of the grant date fair value of equity awards issued during the period when the impacted awards were granted.

Because the equity awards issued to executives are intended to be issued as profits interests (LTIP Units) in the Company’s Operating Partnership, the federal tax rules generally require that they be held for at least two years and “booked up” before they can be monetized by being converted into OP Units which can then be redeemed for liquid shares in the Company. The initial book-up price is set at the time the equity awards are granted. The LTIP Units can be booked up upon a subsequent issuance of equity awards at a higher price and in certain other transactions that occur when the shares are trading at a higher price than the grant date price. Due to adverse market conditions during and following the pandemic, none of those transactions had occurred at the time of the book up reset. Consequently, the outstanding LTIP Units impacted by the book up reset could not be monetized, even after vesting, and the Committee believed they were not serving their purpose as incentive compensation. Given that adverse market conditions had also resulted in most of the executives’ previously issued performance equity awards earning $0, the Committee was concerned about its ability to retain the Company’s executives.

In making its determination to reset the book-up price, the Committee considered the fact that the LTIP Units impacted are all time-based equity awards not subject to any performance conditions, and that over 120 employees who participate in the Company’s equity incentive plan were impacted by the reset. Further, many of the LTIP Units impacted were issued to the Company’s Chief Executive Officer and Chief Investment Officer (and other key employees) at their election in lieu of previously earned cash bonuses. If we had not reset the book-up price, the impacted LTIP Units would currently have no value. The Committee believes it would be unfair to deprive the executives and key employees of the value of their time-based equity awards solely due to a tax requirement (i.e., the book up). The Committee notes that when it reset the book-up price, the two-year holding period for all LTIP Units impacted was restarted.

Modifications to Executive Compensation Program in Response to Shareholder Feedback

Moreover, as described in the Company’s 2025 Proxy Statement, the Committee made several meaningful changes to the Company’s compensation program in 2024 and 2025 to better align it with shareholders and in response to robust shareholder engagement efforts.

For 2024, the Committee:

i)	Reduced the performance period for AO LTIP Units by 50%, from 10 years to five years,
ii)	Added a three-year post-vest holding period to the time-based LTIP Units,
iii)	Increased the band around the executives’ target bonus to require a higher degree of outperformance for maximum payout to be achieved,
iv)	Improved the NOI short-term incentive goal disclosure, and
v)	Due to share price performance, exercised its discretion to reduce the 2024 short-term incentive bonus payment below the amount earned.

For 2025, the Committee:

i)	Changed the composition of the long-term equity awards to comprise 60% performance awards and 40% time-based awards, with the AO LTIP Units comprising just 10% of the total award. In prior years, the performance and time-based equity had each comprised 50% of the total award.

We believe our rationale for the book-up reset, together with the changes we made in 2024 and 2025 to the Company’s compensation program demonstrate that we have been fully responsive to feedback received from our investors as well as to ISS’s concerns with respect to executive compensation.

FOR THESE REASONS, WE ASK OUR SHAREHOLDERS TO VOTE “FOR” THE SAY-ON-PAY PROPOSAL

Thank you very much for your continued support of JBG SMITH Properties.

Sincerely,

The Compensation Committee

Alan S. Forman (Chair)

Alisa M. Mall

D. Ellen Shuman

This letter contains forward-looking statements regarding JBG SMITH’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in JBG SMITH’s filings with the Securities and Exchange Commission, including the Risk Factors section of JBG SMITH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.